Results of the Shareholder Meeting

A meeting of the shareholders of the Funds was held on August 14, 1997. Directors elected by the shareholders at the meeting were as follows: Michael R. Corboy, Thomas J. Marquez, Sr. Imelda Gonzalez CDP, John L. Strauss, and Charles Clark, Jr. The matters voted on by the shareholders of record as of June 20, 1997 and the results of the shareholders' vote at the August 14, 1997 meeting were as follows:

A.	Election Directors
                           For	       Withheld
Michael R. Corboy
Fixed Income Fund	3,739,081
Equity Income Fund	3,659,691	75,634
Equity Growth Fund	1,503,273	43,421
Balanced Fund	        2,116,485

Thomas J. Marquez
Fixed Income Fund	3,739,081
Equity Income Fund	3,659,691	75,634
Equity Growth Fund	1,503,273	43,421
Balanced Fund	        2,116,485

Sr. Imelda Gonzalez CDP
Fixed Income Fund	3,739,055	    26
Equity Income Fund	3,659,766	75,559
Equity Growth Fund	1,487,789	58,905
Balanced Fund	        2,116,113	   372

John L. Strauss
Fixed Income Fund	3,739,081
Equity Income Fund	3,734,988	  337
Equity Growth Fund	1,543,000	3,694
Balanced Fund	        2,116,485

Charles Clark, Jr.
Fixed Income Fund	3,739,081
Equity Income Fund	3,734,988	  377
Equity Growth Fund	1,543,000	3,694
Balanced Fund	        2,116,485

B.	Proposal to approve a new portfolio management (sub-advisory)
agreement between the Company, Aquinas Investment Advisers,
Inc. and Atlantic Asset Management Partners, L.L.C. for each of the Aquinas Fixed Income Fund and the Aquinas Balanced Fund.
	                   For	      Against	 Abstain
Fixed Income Fund	3,739,055		     26
Balanced Fund	        2,110,197	192	  6,096